American Assets Trust, Inc. Reports First Quarter 2020 Financial Results and COVID-19 Operational Update

Net income available to common stockholders of $12.1 million for the first quarter, or $0.20 per diluted share
Funds From Operations per diluted share remained relatively unchanged year-over-year for the first quarter at $0.56 per diluted share
Same-store cash NOI increased 8.6% year-over-year for the first quarter

SAN DIEGO, California - 4/28/2020 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its first quarter ended March 31, 2020.

First Quarter Highlights
•Net income available to common stockholders of $12.1 million for the first quarter, or $0.20 per diluted share
•Funds From Operations remained relatively unchanged year-over-year at $0.56 per diluted share for the first quarter. Excluding lease termination fees for the first quarter, Funds From Operations would have increased 14.3%
•Same-store cash NOI increased 8.6% year-over-year for the first quarter. Excluding lease termination fees for the first quarter, same-store cash NOI would have been 7.6%
•Leased approximately 181,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 7% and 8%, respectively, for the first quarter
•Leased approximately 62,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 7% and decrease of 2%, respectively, during the first quarter

Financial Results
Net income attributable to common stockholders was $12.1 million, or $0.20 per basic and diluted share for the first quarter of 2020 compared to $11.1 million, or $0.24 per basic and diluted share for the first quarter of 2019. The year-over-year increase in net income attributable to common stockholders is primarily due to the increase in revenue from the acquisition of La Jolla Commons on June 20, 2019 and an increase in annualized base rents at The Landmark at One Market, Lloyd District Portfolio, Torrey Point, and City Center Bellevue offset by an increase in depreciation and amortization expense related La Jolla Commons, a decrease in lease termination fees at Carmel Mountain Plaza attributed to the termination of our former ground lease in the prior year, and a decrease in revenue at our Waikiki Beach Walk Retail and Embassy Suites Hotel due to the COVID-19 pandemic causing a decline in occupancy.

During the first quarter of 2020, the company generated funds from operations (“FFO”) for common stockholders of $42.8 million, or $0.56 per diluted share, compared to $35.7 million, or $0.56 per diluted share, for the first quarter of 2019. The lack of change in FFO from the corresponding period in 2019 was primarily due to the increase in annualized base rents at The Landmark at One Market, Lloyd District Portfolio, Torrey Point, and City Center Bellevue and the acquisition of La Jolla Commons on June 20, 2019 offset by the decrease in lease termination fees at Carmel Mountain Plaza attributed to the termination of our former ground lease and a decrease in revenue at our Waikiki Beach Walk Retail and Embassy Suites Hotel due to the COVID-19 pandemic causing a decline in occupancy.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	March 31, 2020	December 31, 2019	March 31, 2019
Total Portfolio
Office	94.3%	95.0%	92.3%
Retail	95.2%	97.8%	97.1%
Multifamily	93.0%	92.8%	93.9%
Mixed-Use:
Retail	98.5%	97.9%	98.2%
Hotel	75.4%	91.7%	91.8%

Same-Store Portfolio
Office (1)	95.7%	95.7%	92.0%
Retail (2)	94.4%	97.6%	96.7%
Multifamily	93.0%	92.8%	93.9%
(1) Same-store office leased percentages includes the 830 building at Lloyd District Portfolio which was placed into operations on August 1, 2019 after renovating the building. Same-store office leased percentages excludes (i) La Jolla Commons, which was acquired on June 20, 2019 and (ii) One Beach Street due to significant redevelopment activity. La Jolla Commons will be included in same-store office leased percentages commencing in the third quarter of 2020.
(2) Same-store retail leased percentages exclude Waikele Center, due to significant redevelopment activity.

During the first quarter of 2020, the company signed 34 leases for approximately 274,400 square feet of office and retail space, as well as 375 multifamily apartment leases. Renewals accounted for 73% of the comparable office leases, 86% of the comparable retail leases, and 48% of the residential leases.

Office and Retail
On a comparable space basis (i.e. leases for which there was a former tenant) during the first quarter of 2020 and trailing four quarters ended March 31, 2020, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q1 2020	11	181,000	8.4%	$40.84	$37.68	6.6%
	Last 4 Quarters	50	420,000	15.1%	$47.92	$41.65	25.0%

Retail	Q1 2020	14	62,000	(1.8)%	$32.41	$32.99	7.0%
	Last 4 Quarters	53	163,000	(0.3)%	$41.56	$41.69	8.8%

Multifamily
The average monthly base rent per leased unit for same-store properties for the first quarter of 2020 was $2,079 compared to an average monthly base rent per leased unit of $2,057 for the first quarter of 2019, which is an increase of approximately 1%.

Same-Store Cash Net Operating Income
For the first quarter of 2020, same-store cash NOI increased 8.6% compared to the first quarter of 2019. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (1)
	March 31,
	2020	2019	Change
Cash Basis:
Office (2)	$20,591	$17,391	18.4%
Retail (2)	15,652	14,795	5.8
Multifamily	7,267	7,892	(7.9)
Mixed-Use	—	—	—
Same-store Cash NOI (3)	$43,510	$40,078	8.6%

(1) Same-store portfolio excludes (i) Waikele Center due to significant redevelopment activity; (ii) La Jolla Commons, which was acquired on June 20, 2019; (iii) One Beach Street due to significant redevelopment activity; (iv) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; and (v) land held for development.
(2) Same-store cash NOI for the three months ended March 31, 2020 includes cash lease termination fees received of $0.4 million. Excluding lease termination fees for the three months ended March 31, 2020, Office same-store cash NOI would have been 17.8%
(3) Excluding lease termination fees for the three months March 31, 2020, same-store cash NOI would have been 7.6%

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At March 31, 2020, the company had gross real estate assets of $3.2 billion and liquidity of $402.4 million, comprised of cash and cash equivalents of $52.4 million and $350.0 million of availability on its line of credit, which the company believes is sufficient to meet the company's short-term liquidity requirements. At March 31, 2020, the company has no debt obligations maturing during the remainder of 2020; and only 1 out of 28 assets encumbered by a mortgage. The company has $150 million of debt obligations maturing in 2021, assuming the company exercises its option and satisfies the conditions to extend the maturity date of its $100 million term loan from January 9, 2021 to January 9, 2022.

Dividends
The company declared dividends on its shares of common stock of $0.30 per share for the first quarter of 2020. The dividends were paid on March 26, 2020.

In addition, the company has declared a dividend on its common stock of $0.20 per share for the second quarter of 2020. The dividend will be paid in cash on June 25, 2020 to stockholders of record on June 11, 2020. The company reduced the second quarter dividend by $0.10, or one-third, from the first quarter of 2020 out of an abundance of caution, recognizing the uncertainties that the COVID-19 pandemic has created in commercial real estate and the financial markets.

Guidance
In light of the ongoing COVID-19 pandemic, the company withdrew its full year 2020 guidance that was previously issued on October 29, 2019.

COVID-19 Operational Update

Employees
In response to the COVID-19 pandemic, including the "stay-at-home" order from the various municipalities in which we conduct business, the company initiated its business continuity and crisis management plans, and has directed all employees to work from home in order to maintain social distancing unless an employee was deemed to provide essential services to any of the company's properties and/or tenants. To date, the company is unaware of any employees having been infected by COVID-19.

Operations
As of April 27, 2020, we have collected 94% of office rents, 47% of retail rents (including the retail component of Waikiki Beach Walk) and 94% of multifamily rents, that were due in April 2020.

The company recently began negotiating and executing lease amendments to defer the rent obligations of certain retail, office and multifamily tenants that suffered and proven financial hardship due to the COVID-19 pandemic. The company believes that many rent relief requests from tenants are opportunistic and coming from tenants that likely have the finances to pay rent. As such, not all tenant requests will result in deferments. Additionally, in April 2020, due to the significant reduction in tourism, the company substantially reduced the scope of operations at its Waikiki Beach Walk - Embassy Suites Hotel in Honolulu, Hawaii.

As a result of the impact of the COVID-19 pandemic on non-essential retail and office business operations and the spike in unemployment, among other reasons, our ability to collect past due and future rent may deteriorate.

Financial Update
In April 2020, the company drew down $100 million out of the $350 million capacity under its revolving credit facility for working capital and general corporate purposes and to ensure future liquidity given the recent significant impact on global financial markets and the economy as a result of the COVID-19 pandemic.

Conference Call
The company will hold a conference call to discuss the results for the first quarter of 2020 on Wednesday, April 29, 2020 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 4776946. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, April 29, 2020 through Wednesday, May 6, 2020. To access the replay, dial 1-855-859-2056 and use the pass code 4776946. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's first quarter 2020 results may be found on the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	March 31, 2020	December 31, 2019
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,118,356	$3,096,886
Construction in progress	90,598	91,264
Held for development	547	547
	3,209,501	3,188,697
Accumulated depreciation	(687,932)	(665,222)
Net real estate	2,521,569	2,523,475
Cash and cash equivalents	52,371	99,303
Restricted cash	4,457	10,148
Accounts receivable, net	8,621	12,016
Deferred rent receivables, net	56,869	52,171
Other assets, net	112,298	93,220
Total assets	$2,756,185	$2,790,333
Liabilities and equity
Liabilities:
Secured notes payable, net	$110,892	$161,879
Unsecured notes payable, net	1,196,036	1,195,780
Accounts payable and accrued expenses	67,348	62,576
Security deposits payable	8,346	8,316
Other liabilities and deferred credits, net	92,542	68,110
Total liabilities	1,475,164	1,496,661
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 60,068,228 shares issued and outstanding at both March 31, 2020 and December 31, 2019	601	601
Additional paid-in capital	1,453,264	1,452,014
Accumulated dividends in excess of net income	(150,226)	(144,378)
Accumulated other comprehensive income	603	5,680
Total American Assets Trust, Inc. stockholders' equity	1,304,242	1,313,917
Noncontrolling interests	(23,221)	(20,245)
Total equity	1,281,021	1,293,672
Total liabilities and equity	$2,756,185	$2,790,333

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended March 31,
	2020	2019
Revenue:
Rental income	$92,070	$76,831
Other property income	4,673	8,488
Total revenue	96,743	85,319
Expenses:
Rental expenses	22,568	20,796
Real estate taxes	11,045	9,046
General and administrative	6,820	6,073
Depreciation and amortization	27,462	20,583
Total operating expenses	67,895	56,498
Operating income	28,848	28,821
Interest expense	(13,472)	(13,349)
Other income (expense), net	108	(229)
Net income	15,484	15,243
Net income attributable to restricted shares	(104)	(93)
Net income attributable to unitholders in the Operating Partnership	(3,312)	(4,055)
Net income attributable to American Assets Trust, Inc. stockholders	$12,068	$11,095

Net income per share
Basic income attributable to common stockholders per share	$0.20	$0.24
Weighted average shares of common stock outstanding - basic	59,723,072	47,004,465

Diluted income attributable to common stockholders per share	$0.20	$0.24
Weighted average shares of common stock outstanding - diluted	76,113,620	64,182,073

Dividends declared per common share	$0.30	$0.28

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

Three Months Ended
March 31, 2020
Funds From Operations (FFO)
Net income	$15,484
Depreciation and amortization of real estate assets	27,462
FFO, as defined by NAREIT	$42,946
Less: Nonforfeitable dividends on restricted stock awards	(102)
FFO attributable to common stock and units	$42,844
FFO per diluted share/unit	$0.56
Weighted average number of common shares and units, diluted	76,117,072

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)
	March 31,
	2020	2019
Same-store cash NOI	43,510	$40,078
Non-same-store cash NOI	13,183	8,959
Tenant improvement reimbursements (2)	2,796	991
Cash NOI	$59,489	$50,028
Non-cash revenue and other operating expenses (3)	3,641	5,449
General and administrative	(6,820)	(6,073)
Depreciation and amortization	(27,462)	(20,583)
Interest expense	(13,472)	(13,349)
Other income (expense), net	108	(229)
Net income	$15,484	$15,243

Number of properties included in same-store analysis	24	24
(1) Same-store portfolio includes the 830 building at Lloyd District Portfolio which was placed into operations on August 1, 2019 after renovating the building. Same-store portfolio excludes (i) Waikele Center, due to significant redevelopment activity; (ii) La Jolla Commons, which was acquired on June 20, 2019; (iii) One Beach Street, due to significant redevelopment activity; (iv) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; and (v) land held for development.
(2) Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(3) Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, lease termination fees at Carmel Mountain Plaza, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash net operating income ("NOI") internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI, is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii.  The company's office portfolio comprises approximately 3.4 million rentable square feet, and its retail portfolio comprises approximately 3.1 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Currently, one of the most significant risk factors, is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the company, its tenants and guests, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company, its tenants and guests will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607